Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”) is entered into as of October 3, 2006, by and between The Mosaic Company, a Delaware corporation (“Mosaic”), and Fredric W. Corrigan (“Mr. Corrigan”), an individual residing in the State of Minnesota.

WHEREAS, Mr. Corrigan has served as the Chief Executive Officer (“CEO”) and President of Mosaic since its inception as an operating company in October 2004, and has been a member of the Board of Directors of Mosaic (the “Board”) since inception;

WHEREAS, Mr. Corrigan has announced his intention to retire from Mosaic, including from his officer positions with Mosaic upon the election by the Board of Mr. Corrigan’s successor as CEO of Mosaic;

WHEREAS, the Board wants to provide for the smooth transition of the CEO position post-retirement;

WHEREAS, the parties desire to set forth all matters regarding Mr. Corrigan’s retirement as CEO, future resignation from the Board and his service as a consultant to the new CEO; and

WHEREAS, the Board believes it is in the best interests of Mosaic’s stockholders to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, Mr. Corrigan and Mosaic agree as follows:

1. Retirement as CEO and President; Board Position. Effective on the earlier of: (i) January 1, 2007, and (ii) the effective date on which his successor becomes CEO, as elected by the Board (the “Retirement Date”), Mr. Corrigan shall retire as Mosaic’s CEO and President, from all other officer positions he currently holds with Mosaic and its subsidiaries and controlled affiliates and from all director positions he holds with Mosaic’s subsidiaries and controlled affiliates, but not from Mosaic’s Board (Mr. Corrigan’s retirement from which shall be governed as set forth below). Mr. Corrigan shall continue in his position as a member of the Board through the date of the annual meeting of Mosaic stockholders, to be held in October of 2007 (the “2007 Annual Meeting”). The date of the 2007 Annual Meeting is referred to herein as the “Departure Date.”

2. Consulting Regarding Transition of CEO Duties. After the Retirement Date and for a period not to continue beyond October 31, 2007 (the “Transition Period”), Mr. Corrigan shall assist the new CEO in the transition of his duties as CEO in a diligent and business-like manner, as and when reasonably requested by the new CEO, pursuant to the terms and conditions set forth below:

(a) Duration. Such assistance shall be as reasonably requested by Mosaic but not anticipated to be more than 100 hours per month of consultations by Mr. Corrigan, which may be performed from any location that is mutually acceptable to Mr. Corrigan and the new CEO.

(b) Duties. Such assistance may include, but shall not be limited to, and, in each case, at the request of Mosaic’s new CEO: (i) representing Mosaic with key industry, civic and philanthropic constituents, (ii) assisting Mosaic’s new CEO in maintaining and developing business relationships with key customers and strategic partners, (iii) regularly meeting with the new CEO to review progress toward the refinement and execution of Mosaic’s strategy, and (iv) assisting the new CEO in the recognition and motivation of employees in pursuing Mosaic’s strategy.

(c) Manner of Performance. During the Transition Period, Mr. Corrigan shall not take any action that would be adverse to Mosaic’s business interests or that may subject Mr. Corrigan, Mosaic or any of its affiliates to civil or criminal liability. Mr. Corrigan agrees to comply in full with all applicable laws, ethical standards, rules and regulations including, without limitation, with Mosaic’s Code of Business Conduct and Ethics during the Transition Period. As a key consultant of Mosaic during the Transition Period, Mr. Corrigan represents that he does not have any interest in any entity that would conflict in any manner with the performance of services under this Agreement. Subject to the restrictive covenants contained in this Agreement, including the non-disclosure and non-compete covenants, Mr. Corrigan may engage in activities on his own behalf or on behalf of entities other than Mosaic and its affiliates, and may allocate his time between his obligations under this Agreement and such other activities in any manner Mr. Corrigan deems appropriate, so long as Mr. Corrigan’s obligations under this Agreement are satisfied. Mr. Corrigan will have the sole right to supervise, manage, control and direct the performance of the details incident to Mr. Corrigan’ duties described in this Agreement.

(d) Office Space and Technology Support. Mr. Corrigan shall not retain any office space at Mosaic headquarters after the Retirement Date. During the Transition Period, however, Mr. Corrigan shall be entitled to continue to work with the administrative assistant currently assigned to the CEO to assist Mr. Corrigan in the performance of his consulting duties. Mosaic shall make available to Mr. Corrigan and to such assistant, to the extent necessary to enable them to perform their services as contemplated hereunder during the Transition Period, laptop computers and other required equipment (e.g., printers) and information technology support. Mr. Corrigan and such assistant shall return the equipment to Mosaic upon completion of services under this Agreement.

(e) Independent Contractor Status. During the Transition Period, Mosaic will retain Mr. Corrigan in the capacity of an independent contractor and not as an employee or agent of Mosaic or any of its affiliates. Mr. Corrigan shall not be authorized at any time to execute any transaction on behalf of Mosaic or any of its affiliates. Nothing in this Agreement shall create, or shall be construed as creating, any form of partnership, joint venture, employer-employee relationship, or other affiliation that would permit Mr. Corrigan to bind Mosaic or any of its affiliates with respect to any matter or would cause Mosaic or any of its affiliates to be liable for any action of Mr. Corrigan. Neither Mosaic nor Mr. Corrigan will represent to any third party that Mr. Corrigan’s engagement by Mosaic hereunder is in any capacity other than as an independent contractor. Mosaic shall not be obligated to maintain any insurance for Mr. Corrigan, including, but not limited to, medical, dental, life or disability insurance. Except as required by law and except with respect to the continued vesting of previously granted equity awards (as described in Section 4(c)), Mr. Corrigan will no longer participate in employee benefit plans or programs of Mosaic. To the extent Mr. Corrigan employs others in providing services under this Agreement, Mr. Corrigan agrees to comply with all applicable workers’ compensation laws.

3. Compensation Until the Retirement Date. Mr. Corrigan shall continue to receive his current salary of $700,000 per year, his annual bonus payable in connection with Mosaic’s financial performance for its fiscal year ending May 31, 2007 (“Fiscal 2007”), as more fully described in Section 4, and other compensation to which he is entitled in his current position with Mosaic to the Retirement Date. Mr. Corrigan shall continue to receive the standard executive officer benefits of Company-paid reimbursements for an annual physical and for financial and tax planning for 2006, in accordance with Mosaic’s existing executive physical program, and its existing financial and tax planning program for executive officers (the “Financial Services and Tax Planning Program”). On the Retirement Date, Mosaic shall pay to Mr. Corrigan, the unused remaining balance of the $20,000 available to him under the Financial Services and Tax Planning Program. On the Retirement Date, Mr. Corrigan shall also be compensated for all earned but unused vacation for Fiscal 2007 consistent with Mosaic’s vacation policies. On the Retirement Date, all compensation related to Mr. Corrigan’s employment with Mosaic under all other agreements and arrangements, including all perquisite programs, shall cease, and no further compensation shall be due from or paid by Mosaic to Mr. Corrigan, except as contemplated in this Agreement or as otherwise required by law.

4. Fiscal 2007 Incentive Compensation. The Compensation Committee of the Board (the “Committee”) has previously authorized the participation of Mr. Corrigan in Mosaic’s annual incentive plans (i.e., the Mosaic Incentive Plan (“MIP”) and the Synergy Incentive Plan (“SIP”)) for Fiscal 2007, and has made an award to Mr. Corrigan under Mosaic’s annual long-term incentive program for Fiscal 2007. The Committee shall take the following actions and/or authorize certain modifications to the terms of those awards as follows:

(a) Annual Bonus. Mr. Corrigan shall be paid a pro-rated portion of the bonus that he would otherwise receive under the MIP and the SIP for the first two fiscal quarters of Fiscal 2007, ending November 30, 2006, during which he is expected to continue serving as CEO. Mr. Corrigan shall not defer any portion of this bonus under Mosaic’s Nonqualified Deferred Compensation Plan (the “Deferral Plan”). Such bonus payout would be made on or before January 5, 2007.

(b) Long-Term Incentives. The Committee has previously awarded to Mr. Corrigan non-qualified stock options to acquire 835,018 shares of Mosaic’s common stock (having an exercise price equal to the market price per share on the date of grant) (collectively, the “Options”), and 271,209 restricted stock units evidencing the right to receive one share per unit of Mosaic common stock (collectively, the “RSUs”) under Mosaic’s Long-Term Incentive Program (“LTIP”), in each case, subject to the standard terms and conditions of the Mosaic’s 2004 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”) and applicable award agreements for each such grant or award.

The Committee shall take such actions as are necessary to accelerate the vesting in full, effective as of the Retirement Date, of all Options granted to Mr. Corrigan in 2004 and 2005 that are outstanding and unvested on the Retirement Date, and to recognize Mr. Corrigan’s retirement as an early retirement with the consent of the Committee under the terms of the agreements covering such outstanding Options held by Mr. Corrigan on the Retirement Date. In addition, the Committee shall, effective with the Retirement Date, recognize Mr. Corrigan’s retirement as a retirement with its consent under the terms of the RSU award agreements entered into with Mr. Corrigan in 2004 and 2005, such that all RSUs covered by such award agreements shall vest as of the Retirement Date.

With respect to the Options awarded in 2006, such Options shall continue to vest and become exercisable in accordance with the terms of the award agreement covering such Options. With respect to the RSUs awarded in 2006, such RSUs shall continue to vest in accordance with the terms of the award agreement covering such RSUs.

A schedule detailing Mr. Corrigan’s Option and RSU grants after giving effect to the Committee’s actions set forth in this Section 4(b) is set forth in Exhibit A attached hereto. The schedule is for informational purposes only and does not modify or supersede any of the terms of the agreements under which the grants were made.

Except for Mr. Corrigan’s ongoing services as a non-employee director of Mosaic as provided in Section 7 below, Mr. Corrigan will not receive additional grants or awards under the LTIP.

5. Compensation as Consultant. In consideration for Mr. Corrigan’s services as a consultant to his successor as CEO, Mosaic shall make the following payments to, and distributions for the benefit of, Mr. Corrigan:

(a) Consultant Fees. During the Transition Period, Mosaic shall pay Mr. Corrigan at the rate of $60,000 per month for services performed as a consultant, all of which shall be payable on October 31, 2007.

(b) Consultant Bonus. Subject to Mr. Corrigan’s performance of consulting services in accordance with the terms and conditions of this Agreement through the Departure Date, the Compensation Committee shall authorize Mr. Corrigan to receive a one-time bonus, for the period between December 1, 2006 and October 31, 2007, of $962,500, payable on October 31, 2007. Mr. Corrigan shall not defer any portion of this bonus under the Deferral Plan. Mr. Corrigan will not be eligible for any bonuses under the MIP or SIP during this period.

(c) Expenses. Mosaic shall reimburse Mr. Corrigan for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his services during the Transition Period within thirty (30) days following his delivery of an accounting of those expenses to Mosaic in accordance with Mosaic’s then-current travel and business expense policy.

6. Continued Executive Benefits.

(a) Prior to Retirement Date. Until the Retirement Date, Mr. Corrigan shall be eligible for such medical, disability, life insurance coverage, vacation, sick leave, holiday benefits and any other benefits, in each case as are customarily made available to Mosaic’s executive officers, all in accordance with Mosaic’s benefits program in effect from time to time.

(b) After Retirement Date. After the Retirement Date, Mr. Corrigan shall not be entitled to receive any benefits from Mosaic other than as required by law and other than continued participation in Mosaic’s travel services program (i.e., the ability to use Mosaic’s travel services group to book airfare, hotel and car rentals) (for which he will continue to have access to during the Transition Period and will pay the same rates for services as all other eligible participants are required to pay). For the avoidance of doubt, the parties acknowledge and agree that Mr. Corrigan shall not continue to participate, after the Retirement Date, in any of the following plans, in each case, as amended to date: (i) the Omnibus Stock Plan, (ii) the Mosaic Investment Plan, and (iii) any executive perquisite plan of Mosaic, other than the availability of the travel services program described in the preceding sentence.

(c) Death or Disability. In the event that Mr. Corrigan dies prior to the Retirement Date, his heirs, representatives or his estate shall be entitled to the compensation and benefits described in Section 4(a) (using the actual days for which he acted as CEO to determine the pro-rated portion described therein) and Section 5(b); provided that an authorized representative enters into the Release (as defined below) on behalf of such heirs, representatives or estate. In the event that Mr. Corrigan becomes disabled to the degree that he cannot perform his normal duties as CEO prior to the Retirement Date, then he shall be entitled to the compensation and benefits described in Sections 4(a) (using the actual days for which he acted as CEO to determine the pro-rated portion described therein) and Section 5(b); provided that, he or his authorized representative enters into the Release on his behalf.

7. Director Compensation. From and after the Retirement Date and for the period through and including the Departure Date, Mr. Corrigan shall receive all compensation to which any non-management member of the Board (other than the non-executive Chairman of the Board) is entitled to receive for service as a director. For the avoidance of doubt, this would include the following:

(a) Cash Retainer: A cash retainer of $75,000;

(b) Equity Compensation Award: An equity compensation award, made under the Omnibus Stock Plan, of RSUs having a value on the date of grant of $65,000; and

(c) Deferral Plan: Eligibility to participate in the Deferral Plan for director compensation (in which Mr. Corrigan is currently eligible to participate as an executive officer of Mosaic).

8. Release and Termination of Severance Agreement. In consideration of the promises, covenants and other valuable consideration provided by Mosaic in this Agreement including, without limitation, Mosaic’s agreements to provide the compensation set forth herein, Mr. Corrigan agrees that: (i) for him to be entitled to receive the payments and other benefits described in this Agreement, he will execute the release attached hereto as Exhibit B on the

Retirement Date (the “Release”), (ii) he will also execute the Release on the Departure Date; and (iii) effective on the Retirement Date, that certain Severance Agreement entered into between Mosaic and Mr. Corrigan, dated September 12, 2005, shall terminate and be of no further force or effect.

9. Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. As an inducement to Mosaic to enter into this Agreement, Mr. Corrigan agrees as follows:

(a) Non-Disclosure. Mr. Corrigan acknowledges that he has received and will continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about Mosaic, that this information was obtained by Mosaic at great expense and is reasonably protected by Mosaic from unauthorized disclosure, and that Mr. Corrigan’s possession of this special knowledge is due solely to his employment with Mosaic. In recognition of the foregoing, Mr. Corrigan will not, at any time during the Transition Period or thereafter, disclose, use or otherwise make available to any third party any Confidential Information relating to Mosaic’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of Mosaic which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Mr. Corrigan’s duties. This obligation shall not apply to any information which is in the public domain.

(b) Non-Solicitation.

(i) Mr. Corrigan specifically acknowledges that the Confidential Information described in this Section 9 includes confidential data pertaining to current and prospective customers and dealers of Mosaic, that such data is a valuable and unique asset of Mosaic’s business and that the success or failure of Mosaic’s specialized business is dependent in large part upon Mosaic’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during the Transition Period and for the twelve (12) months following the Retirement Date, Mr. Corrigan agrees that he will not, except on behalf of Mosaic or with Mosaic’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers or dealers with whom Mr. Corrigan had contact during the twenty-four (24) months preceding the Retirement Date.

(ii) Mr. Corrigan specifically acknowledges that the Confidential Information described in this Section 9 also includes confidential data pertaining to current and prospective employees and agents of Mosaic, and Mr. Corrigan further agrees that during Mr. Corrigan’s employment with Mosaic and for the twelve (12) months following the Retirement Date, Mr. Corrigan will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of Mosaic or solicit any of Mosaic’s employees or agents to terminate their employment or agency with Mosaic, except with Mosaic’s express written consent.

(iii) Mr. Corrigan specifically acknowledges that the Confidential Information described in this Section 9 also includes confidential data pertaining to current and prospective vendors and suppliers of Mosaic, and Mr. Corrigan agrees that, during the Transition Period and for the twelve (12) months following the Retirement Date, Mr. Corrigan will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of Mosaic for the purpose of either providing products or services to a business competitive with that of Mosaic, as described in Section 9(c)(i), or terminating or materially changing such vendor’s or supplier’s relationship or agency with Mosaic.

(c) Non-Competition.

(i) Mr. Corrigan covenants and agrees that, during the Transition Period and for the twelve (12) months following the Retirement Date, he will not, in any geographic market in which Mr. Corrigan worked on behalf of Mosaic during the twenty-four (24) months preceding the Retirement Date, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by Mosaic. A “business competitive with that conducted by Mosaic” shall mean any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of phosphate, potash or nitrogen fertilizers, or other crop nutrition products, or any other significant business in which Mosaic is engaged in or preparing to engage in as of the Retirement Date. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(ii) During the Transition Period and for the twelve (12) months following the Retirement Date, Mr. Corrigan certifies and agrees that he will notify the CEO of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Mr. Corrigan may make a written request to the Chairman of the Board for modification of this non-competition covenant; the Chairman will determine, in his sole discretion, if the requested modification will be harmful to Mosaic’s business interests and will notify Mr. Corrigan in writing of the terms of any permitted modification or of the rejection of the requested modification.

(d) The parties intend that each of the covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections of this Section 9. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants

(or portions thereof) to be enforced. In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in this Section 9 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Mr. Corrigan or Mosaic hereunder, and the existence of any claim or cause of action of Mr. Corrigan or Mosaic against the other, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by Mosaic of any of said covenants.

10. Company Remedies. Mr. Corrigan acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Mosaic, that the services to be rendered by Mr. Corrigan as CEO of Mosaic and, during the Transition Period, as a consultant to Mosaic, are of a special, unique and extraordinary character. To that end, in the event of any breach by Mr. Corrigan in the performance of his obligations under this Agreement, Mr. Corrigan agrees that Mosaic would be entitled to injunctive relief, which entails that (i) it would be difficult to replace Mr. Corrigan’s services; (ii) Mosaic would suffer irreparable harm that would not be adequately compensated by monetary damages; and (iii) the remedy at law for any breach of any of the provisions of Section 9 will be inadequate. Mr. Corrigan further acknowledges that Mr. Corrigan has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Mr. Corrigan specifically agrees that Mosaic shall be entitled, in addition to any remedy at law or in equity, to (i) suspend any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 9, 11 and/or 12 hereunder, and (ii) preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

11. Return of Property. Concurrently with the Retirement Date, Mr. Corrigan shall deliver to a designated Mosaic representative all records, documents, hardware, software, and all other Mosaic property and all copies thereof in Mr. Corrigan’s possession. Mr. Corrigan acknowledges and agrees that all such materials are the sole property of Mosaic and will certify in writing to Mosaic at the time of termination that Mr. Corrigan has complied with this obligation. Notwithstanding the foregoing, Mr. Corrigan shall be provided with company provided computer equipment and information technology support in accordance with Section 2(d) herein.

12. Non-Disparagement. Mr. Corrigan agrees that he will not, and will use his reasonable efforts not to allow anyone acting on his behalf or at his direction at any time to, criticize, defame or disparage Mosaic or the Released Parties (as defined in Exhibit B hereto), their plans, or their actions to any third party, either orally or in writing.

13. Mosaic’s Default in Payment. Should Mosaic default in timely payment on the due date of any payment or amount due under this Agreement, Mr. Corrigan shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Mosaic. Mosaic shall have thirty (30) days after the receipt of such a notice of default to cure any payment default.

14. Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Agreement and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Agreement.

15. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

16. Ambiguities in this Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

17. Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in Mosaic’s records. Notices sent to Mosaic should be directed to the attention of its General Counsel.

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

18. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

19. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to its conflict of laws principles.

20. Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in, Hennepin County, Minnesota. Mr. Corrigan and Mosaic hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

21. No Assignment of Claims. Mr. Corrigan shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of Mosaic, and any attempted assignment without Mosaic’s consent shall be void ab initio. Mosaic may assign this Agreement to any successor of Mosaic or any purchaser of all or substantially all of the assets of Mosaic.

22. Entire Agreement. This Agreement, together with the Exhibits A and B attached hereto, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.

23. No Waiver. Mosaic’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.

24. Binding Effect of Agreement. This Agreement shall be binding upon Mr. Corrigan, Mosaic and their heirs, administrators, representatives, executors, successors and permitted assigns.

25. Taxes and Withholding. To the extent required by the federal and applicable state income tax laws and regulations, Mosaic shall withhold and deduct from compensation during the Transition Period all required withholding and deductions.

26. Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be interpreted and applied in a manner that is consistent with Section 409A of the Internal Revenue Code and any guidance issued by the United States Treasury Department thereunder.

[Signature Page to Follow]

The parties have duly executed this Agreement as of the date first written above.

THE MOSAIC COMPANY

/s/ William T. Monahan
By:	William T. Monahan
Title:	Director and Chair of the
Compensation Committee

/s/ Fredric W. Corrigan
Fredric W. Corrigan

Exhibit A

Status of Non-Qualified Stock Options and Restricted Stock Units as of Retirement Date

The following table summarizes the status of the non-qualified stock option grants and restricted stock unit grants to Mr. Corrigan that will be in effect as of the Retirement Date after giving effect to Section 4(b) of the Transition Agreement. This schedule is set forth for informational purposes only and does not modify or supersede any terms of the grants under the Company’s 2004 Omnibus Stock and Incentive Plan or award agreements.

Date of Award	Description of Award	Number of Non-Qualified Stock Options/RSUs	Vesting Status	Post-Retirement Exercise Period	Post Retirement Exercise Period
10/29/04	Non-Qualified Stock Options	280,700	Vested	3 Years	12/31/06 – 12/31/09

10/29/04	RSUs	86,437	Vested	N/A	N/A

8/1/05	Non-Qualified Stock Options	278,293	Vested	3 Years	12/31/06 – 12/31/09

8/1/05	RSUs	92,764	Vested	N/A	N/A

8/4/06	Non-Qualified Stock Options	276,025	Continued Vesting	5 Years	12/31/06 – 12/31/11

8/4/06	RSUs	92,008	Continued Vesting	N/A	N/A

A-1

Exhibit B

RELEASE

This RELEASE (“Release”) is entered into as of this              day of                 , 200     (the “Effective Date”), by and between The Mosaic Company, a Delaware corporation (“Mosaic”), and Fredric W. Corrigan (“Corrigan”), an individual residing in the State of Minnesota.

WHEREAS, this Release is executed pursuant to Section 8 of the Transition Agreement dated as of September 12, 2006, by and between Mosaic and Corrigan (the “Transition Agreement”).

1. Corrigan’s Release. In consideration of the promises, covenants and other valuable consideration provided by Mosaic in the Transition Agreement and in this Release, Corrigan hereby unconditionally releases and discharges Mosaic and its affiliates, and their current and former employees, officers, agents, directors, and shareholders (collectively referred to as “Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Corrigan had or has as of the date of this Release arising (i) out of Corrigan’s hiring, employment, or retirement with Mosaic, and (ii) under any federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, the Minnesota Labor Code, the Minnesota Human Rights Act, and any provision of the state or federal Constitutions or Minnesota common law.

This Release includes but is not limited to any claims Corrigan may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, restricted stock units, overtime, and any other compensation or benefit of any nature. This Release also includes but is not limited to any and all common law claims including, but not limited to, claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, violation of public policy, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective business relationships. Furthermore, Corrigan relinquishes any right to re-employment with Mosaic or the Released Parties. Corrigan also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Mosaic or any of the Released Parties or any of its respective predecessors or successors, except that he does not release any rights he has under the Transition Agreement. Corrigan also does not release his right to enforce the terms of this Release or the Transition Agreement or his right to indemnification and advancement of expenses under any agreement he has entered into with Mosaic, under Mosaic’s charter or bylaws or under any insurance policy maintained by Mosaic that is applicable to its current or former directors and officers, or under any applicable law relating to officers, directors or employees.

Corrigan understands that, by releasing all of his legal claims against the Released Parties, he is releasing all of his rights to bring any claims against them based on any actions, decisions, or events occurring through the date of his signing of this Release, including the terms and conditions of his employment and the termination of his employment. Further, he understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against the Released Parties. Corrigan also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim.

2. No Claims Against Released Parties. Corrigan warrants and represents that, to the full extent permitted by law, he will not bring against Mosaic or any of the Released Parties any claim or lawsuit seeking monetary damages that is related to any matters released by Corrigan under Section 1 of this Release. Corrigan agrees that if he brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Mosaic or the Released Parties in dismissing or defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Corrigan from bringing a claim or lawsuit to enforce the terms of this Release or the Transition Agreement. This Section 2 shall not apply to any claims Corrigan may have asserting rights under the Older Worker Benefit Protection Act.

3. Rescission. Corrigan has been informed of his right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Mosaic of his intent to revoke this Agreement within seven (7) calendar days following the Effective Date. Corrigan has likewise been informed of his right to rescind this Release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to Mosaic within fifteen (15) calendar days following the Effective Date. Corrigan has further been informed and understands that any such rescission must be in writing and hand-delivered to Mosaic or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

Richard L. Mack

Senior Vice President and General Counsel

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Corrigan and Mosaic agree that if Corrigan exercises this right of rescission, this Release shall be null and void and Corrigan shall return to Mosaic any consideration paid or benefit provided pursuant to the Transition Agreement or this Release contemporaneously with the delivery of rescission notice. Corrigan specifically understands and agrees that any attempt by him to revoke this Release after the specified period for rescission has expired is, or will be, ineffective.

4. Breach of this Release. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Release, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Release and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Release.

5. Severability. If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6. Ambiguities in this Release. The parties acknowledge that this Release has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

7. Opportunity to Review. Corrigan understands and agrees that he has been given at least 21 calendar days from the date he first received this Release to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Corrigan acknowledges that he has been advised and has sought the advice of his own counsel. No payments or benefits pursuant to the Transition Agreement shall become due until Corrigan has executed this Release. Corrigan represents and agrees that he has thoroughly discussed all aspects and effects of this Release with his attorney, that he has had a reasonable time to review this Release, that he fully understands all the provisions of this Release and that he is voluntarily entering into this Release.

8. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in Mosaic’s records. Notices sent to Mosaic should be directed to the attention of its General Counsel.

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

9. Counterpart Agreements. This Release may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

10. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to its conflict of laws principles.

11. Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in, Hennepin County, Minnesota. Corrigan and Mosaic hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

12. No Assignment of Claims. Corrigan represents and warrants that he has not transferred or assigned to any person or entity any Claim involving Mosaic or the Released Parties or any portion thereof or interest therein. Mosaic represents and warrants on its own behalf and on behalf of its corporate affiliates that they have not transferred or assigned to any person or entity any Claim involving Corrigan or any portion thereof or interest therein.

13. Authority. The undersigned officer of Mosaic represents and warrants that he has authority to enter into this Release on behalf of Mosaic and its affiliates.

14. Binding Effect of Release. This Release shall be binding upon Corrigan, Mosaic and their heirs, administrators, representatives, executors, successors and permitted assigns.

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BY SIGNING THIS RELEASE, CORRIGAN ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATES THAT BEFORE SIGNING THIS RELEASE, HE HAS EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT HE DESIRED. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE.

The parties have duly executed this Release as of the Effective Date first written above.

THE MOSAIC COMPANY

By:
Robert L. Lumpkins
Non-Executive Chairman of the Board

FREDRIC W. CORRIGAN